News Release

FOR IMMEDIATE RELEASE

         ACCESS BEYOND, INC. AND HAYES MICROCOMPUTER PRODUCTS, INC. SIGN
                           DEFINITIVE MERGER AGREEMENT

       -New Company to Apply Brand Name Strengths, Advanced Communications Technologies and Low Cost Manufacturing Capabilities to Global Market-

GAITHERSBURG, MD, and ATLANTA, GA, July 30, 1997 - Access Beyond, Inc. (Nasdaq:ACCB), a provider of remote access connectivity products, and privately-held Hayes Microcomputer Products, Inc., a $250 million pioneer in computer communications technology, jointly announced today the signing of a definitive merger agreement. Under the terms of the Agreement, Access Beyond will be renamed Hayes Communications Inc. and its stock will continue to be traded on Nasdaq. Access Beyond shareholders will own approximately 21% of the outstanding shares of Hayes Communications Inc.

Hayes has long been credited with having a well established, multi-channel sales, marketing and distribution network, which will provide the "engine" to commercialize Access Beyond's RAS technology to the broad business market. The new company, Hayes Communications Inc., will drive market acceptance of aggressively priced technology by offering quality products, brand name recognition, low cost manufacturing and access to global distribution. The combined resources of the two companies is expected to result in faster time to market and create the opportunity for accelerated growth, improved margins and increased shareholder value.

Dennis Hayes, age 47, founder and Chairman of Hayes, will become Chairman of Hayes Communications; with Ron Howard, age 41, Chairman and Chief Executive Officer of Access Beyond, set to become Vice-Chairman and Executive Vice President of Business Development. Joseph Formichelli, age 54, President and Chief Executive Officer of Hayes, will become President and Chief Executive Officer of the new company. Together, they will form the Senior Management Committee of Hayes Communications.

Ron Howard stated, "The new company to emerge from this marriage will quickly become known as a strong innovator in the burgeoning remote access marketplace. Access Beyond's family of high-quality, low-cost remote access solutions, including recently introduced technologies for Microsoft Windows NT servers, coupled with Hayes' brand name recognition in the computer communications industry, state-of-the-art manufacturing capabilities and full service multi-channel sales, marketing and distribution network, creates a formidable company with tremendous growth potential. I look forward to working closely with Dennis to realize the vision we share for our new company, and am confident that together with Joe, we can build a company that will provide lasting shareholder value."


                                   -- more --

[Morgen-Walke Associates, Inc. Letterhead]

Dennis Hayes commented, "It has long been Hayes' vision to create a company that could provide a wide range of high quality communications products to serve the rapidly evolving Virtual Workplace. One of the historic strengths of Hayes has been the Company's ability to successfully create market acceptance for state of the art technologies. We see Access Beyond as a low-cost provider of RAS solutions, products which we believe can be readily sold through Hayes' extensive global distribution channels, and will have wide appeal for our existing customers. In addition, by combining the two companies, we expect to achieve significant synergies."

"As the new company, Hayes Communications, should grow and benefit under the leadership of a strong and seasoned management team," continued Mr. Hayes. "Ron, Joe and I intend to work closely together to define new market opportunities and identify strategic partners and potential acquisition candidates to expand our technologies, products and geographic reach. During the past year, Joe has made a significant contribution to the Hayes organization, drawing on his broad background in executive management. Prior to joining Hayes, Joe was Vice President of Operations for the IBM PC Company, where he directed the worldwide manufacturing, logistics and procurement divisions. We believe that Joe, supported by an excellent management team with many years of industry experience, is poised to lead the new organization to new heights within the computer communications industry."

Joseph Formichelli commented, "Hayes has been building momentum over the past few months as evidenced by our recently announced financial results that reported a 42% increase in revenues from the first to second quarter, along with a significant gain in backlog. We feel the addition of Access Beyond's products and technologies will provide the necessary fuel to help continue this momentum. In addition, the combination of the two companies will bring together a very talented group of senior management who will provide the knowledge and expertise to facilitate Hayes Communications' emergence as a leading computer communications company."

Under the terms of the agreement, Access Beyond will issue approximately 45 million shares of its common stock for all outstanding shares of Hayes. Access Beyond currently has approximately 12.5 million shares outstanding. Based on Access Beyond's closing price yesterday, the combined Company would have a market capitalization of approximately $339 million. The transaction will be treated as a purchase for accounting purposes and is structured as a tax-free reorganization to the shareholders. Upon completion of the merger, Access Beyond shareholders will own approximately 21% of the new company's outstanding shares, with Hayes shareholders owning the remaining 79%, based on current outstanding shares. The transaction is subject to completion of due diligence, regulatory and final shareholder approval from both companies, and is expected to be completed before the end of 1997. The combined entity is expected to have revenues of approximately $277 million.

In addition, Hayes Microcomputer Products has signed a commitment letter with a potential investor, whereby Hayes Microcomputer Products would receive a $30 million cash infusion for approximately 11.7% of the Company. This investment values Hayes at approximately $255 million prior to the merger with Access Beyond, and the proceeds will be used for debt reduction and working capital purposes. If the financing closes prior to the closing of the merger transaction, the companies have agreed that it will be mutually dilutive.


                                   -- more --

Access Beyond and Hayes have been operating, for several months, under a multi-level strategic alliance agreement which established an OEM relationship, as well as joint research and development and manufacturing programs between the two companies. Hayes markets its ULTRA(TM), ACCURA(TM), OPTIMA(TM), Practical Peripherals(TM), Cardinal(TM) and CENTURY(TM) brands of modems, remote access servers, cable modems and terminal adapters along with Smartcom(TM) communications software worldwide. Hayes introduced the PC modem in 1981. Today, with distributors in more than 45 countries, it is one of the largest manufacturers of modems in the world.

Access Beyond is focused on the development and sale of a new generation of scaleable, modular and highly cost-effective products targeted at the explosive remote access market. The products will support the combination of advanced transmission technologies, including high density, low-cost analog and digital modem technologies and ISDN connectivity for use in remote access, inter-networking and terminal connectivity applications.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic allowances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in each Company's filings with the Securities and Exchange Commission. In addition, no assurance can be given that the proposed merger described in this release will be consummated.

Access Beyond Contact:
         Ron Howard, Chairman and Chief Executive Officer
         301/921-8600, x8587

Investor Relations:
         Donna Stein/Dan Durkin
         Morgen-Walke Associates
         212/850-5600

Hayes Contacts:
         Al Bellenchia, Senior Vice President
         Edelman Financial Worldwide
         212/704-8255
         Gregory Pettit, Vice President
         Edelman Financial Worldwide
         212/704-8176


                                     # # #